Exhibit 99.1

American Campus Communities Inc. Reports Third Quarter 2009 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)--October 27, 2009--American Campus Communities Inc. (NYSE:ACC) today announced the following financial results for the quarter ended September 30, 2009.

Highlights

  Quarterly FFOM of $13.7 million or $0.25 per fully diluted share, compared to $6.4 million or $0.15 per fully diluted share in the third quarter prior year.
  Increased net operating income ("NOI") at the same store wholly-owned properties by 25.1 percent over the third quarter 2008. Excluding hurricane charges incurred during the third quarter 2008 and the effect of conforming certain GMH accounting policies to be consistent with the company’s, same store wholly-owned NOI would have increased 10.7 percent over the same quarter prior year.
  Increased occupancy at the same store wholly-owned portfolio to 95.9 percent as of September 30, 2009 compared to 92.0 percent for the same date prior year. Occupancy at ACC same store wholly-owned properties was 96.3 percent as of September 30, 2009 compared to 96.5 percent for the same date prior year, and occupancy at the GMH same store wholly-owned properties increased to 95.5 percent compared to 87.6 percent for the same date prior year.
  Renewed the company’s revolving credit facility arranged by KeyBank, increasing the capacity to $225 million from $160 million.
  Completed a $125 million secured revolving credit facility with PNC ARCS, LLC on behalf of Freddie Mac.
  Completed construction and opened Barrett Honors College, the 1,721-bed owned American Campus Equity (ACE)™ development at Arizona State University, which opened 95 percent occupied.
  Commenced construction on a third-party development project at Cleveland State University containing 600 beds with anticipated completion for phase one occurring August 2010.

Third Quarter 2009 Operating Results

Revenue for the 2009 third quarter totaled $78.4 million, up 8.7 percent from $72.1 million in the 2008 third quarter. Operating income for the quarter increased $7.0 million or 141.8 percent over the prior year third quarter primarily due to the GMH acquisition and related transition costs and the opening of Vista del Sol and Villas at Chestnut Ridge in August 2008 and Barrett Honors College in August 2009. Net loss for the 2009 third quarter totaled $5.8 million, or $0.11 per fully diluted share, compared with a net loss of $13.1 million, or $0.31 per fully diluted share, for the same quarter in 2008. This decrease over the prior year was primarily due to the increase in operating income discussed above and a reduction to interest expense resulting from the pay down of $103 million of mortgage and construction debt. FFO for the 2009 third quarter totaled $13.1 million, or $0.24 per fully diluted share, compared to $5.1 million, or $0.12 per fully diluted share, for the same quarter in 2008. FFOM for the 2009 third quarter was $13.7 million, or $0.25 per fully diluted share, compared to $6.4 million, or $0.15 per fully diluted share, for the same quarter in 2008. A reconciliation of FFO and FFOM to net income is shown on Table 3.

NOI for same store wholly-owned properties was $26.0 million in the quarter, up 25.1 percent from $20.8 million in the 2008 third quarter. Same store wholly-owned property revenues increased by 7.4 percent over the 2008 third quarter, primarily a result of conforming certain GMH accounting policies to be consistent with the company’s as well as the improved lease-up for the GMH portfolio for the 2009–2010 academic year. The decrease in same store wholly-owned operating expenses of 2.3 percent over the 2008 third quarter was primarily due to $0.4 million of charges incurred during the third quarter 2008 related to hurricane damage as well as efficiencies experienced in the third quarter 2009 related to the integration of the GMH portfolio. Excluding the effect of conforming certain GMH accounting policies to be consistent with the company’s and the $0.4 million of hurricane charges incurred during the third quarter 2008, same store wholly-owned revenues would have increased by 3.0 percent, expenses would have declined by 1.3 percent, and NOI would have increased by 10.7 percent compared to the prior year quarter. NOI for the total wholly-owned property portfolio increased 37.1 percent to $30.8 million for the quarter from $22.5 million in the comparable period of 2008. For purposes of calculating property NOI, the company defines property NOI as property revenues less direct property operating expenses, excluding depreciation and unallocated corporate general and administrative expenses.

“We continue to be very pleased with the turnaround of the GMH properties,” commented American Campus CEO Bill Bayless. “With occupancy gains and revenue growth across the portfolio, we believe we are on track for internal value creation while also achieving meaningful progress in the ACE program.”

Portfolio Update

The University of New Mexico board of regents has approved the Master Agreement, which is the relationship document between ACC and UNM that details the terms for the company to develop various phases of student housing under the ACE program.

The Oregon University System has approved the preliminary ground lease terms that detail the process whereby ACC and Portland State University jointly proceed to develop student housing under the ACE program.

The company completed third-party development services for The Highlands, a 796-bed community at Edinboro University, and for a 362-bed student housing project at West Virginia University’s downtown campus.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.studenthousing.com. In addition, the company will host a conference call to discuss third quarter results and the 2009 outlook on Wednesday, October 28, 2009 at 11 a.m. EST (10:00 a.m. CST). To participate by telephone, call 866-711-8198 passcode 45319988 at least five minutes prior to the call.

To listen to the live broadcast, go to www.studenthousing.com or www.earnings.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning two hours after the end of the call until November 4, 2009 by dialing 888-286-8010 or 617-801-6888 passcode 21071313. The replay also will be available for 30 days at www.studenthousing.com and at www.earnings.com. The call will also be available as a podcast on www.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

As defined by NAREIT, FFO represents income (loss) before allocation to minority interests (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

As noted above, FFO excludes GAAP historical cost depreciation and amortization of real estate and related assets because these GAAP items assume that the value of real estate diminishes over time. However, unlike the ownership of our owned off-campus properties, the unique features of our ownership interest in our on-campus participating properties cause the value of these properties to diminish over time. For example, since the ground leases under which we operate the participating properties require the reinvestment from operations of specified amounts for capital expenditures and for the repayment of debt while our interest in these properties terminates upon the repayment of the debt, such capital expenditures do not increase the value of the property to us and mortgage debt amortization only increases the equity of the ground lessor. Accordingly, when considering our FFO, we believe it is also a meaningful measure of our performance to modify FFO to exclude the operations of our on-campus participating properties and to consider their impact on performance by including only that portion of our revenues from those properties that are reflective of our share of net cash flow and the management fees that we receive, both of which increase and decrease with the operating measure of the properties, a measure we refer to as FFOM.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities Inc. is one of the largest developers, owners and managers of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. American Campus Communities owns 86 student housing properties containing approximately 52,800 beds, with a minority interest in 21 joint venture properties containing approximately 12,100 beds. Including its owned, joint venture and third-party managed properties, ACC’s total managed portfolio consists of 139 properties with approximately 88,600 beds. Additional information is available at www.studenthousing.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates, management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	September 30, 2009	December 31, 2008
Assets	(unaudited)

Investments in real estate:
Wholly-owned properties, net	$2,050,352	$1,986,833
On-campus participating properties, net	66,677	69,302
Investments in real estate, net	2,117,029	2,056,135

Cash and cash equivalents	86,753	25,600
Restricted cash	29,103	32,558
Student contracts receivable, net	7,058	5,185
Other assets	59,760	64,431

Total assets	$2,299,703	$2,183,909

Liabilities and equity
Liabilities:
Secured mortgage, construction and bond debt	$1,055,526	$1,162,221
Senior secured term loan	100,000	100,000
Secured revolving credit facility	-	14,700
Secured agency facility	94,000	-
Accounts payable and accrued expenses	31,679	35,440
Other liabilities	59,880	56,052
Total liabilities	1,341,085	1,368,413

Redeemable noncontrolling interests	35,449	26,286

Equity:
American Campus Communities Inc. and Subsidiaries stockholders’ equity:
Common stock	521	423
Additional paid in capital	1,093,018	901,641
Accumulated earnings and distributions	(169,477)	(111,828)
Accumulated other comprehensive loss	(4,815)	(5,117)
Total American Campus Communities Inc. and Subsidiaries stockholders’ equity	919,247	785,119
Noncontrolling interests	3,922	4,091
Total equity	923,169	789,210

Total liabilities and equity	$2,299,703	$2,183,909

Table 2
American Campus Communities Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Wholly-owned properties	$69,735	$60,663	$203,219	$129,638
On-campus participating properties	4,433	4,301	15,229	14,993
Third-party development services	1,760	4,519	3,698	6,898
Third-party management services	2,229	2,041	6,576	4,185
Resident services	288	610	733	1,409
Total revenues	78,445	72,134	229,455	157,123
Operating expenses:
Wholly-owned properties	39,234	38,812	103,611	69,435
On-campus participating properties	2,690	3,274	7,503	8,068
Third-party development and management services	2,842	3,277	8,629	7,713
General and administrative	2,667	3,191	8,244	8,562
Depreciation and amortization	18,630	18,148	59,132	37,291
Ground/facility leases	474	508	1,478	1,235
Total operating expenses	66,537	67,210	188,597	132,304

Operating income	11,908	4,924	40,858	24,819

Nonoperating income and (expenses):
Interest income	21	244	101	1,048
Interest expense	(15,789)	(17,022)	(47,121)	(32,734)
Amortization of deferred financing costs	(845)	(832)	(2,426)	(1,591)
Loss from unconsolidated joint ventures	(907)	(926)	(1,944)	(1,181)
Other nonoperating income	-	486	402	486
Total nonoperating expenses	(17,520)	(18,050)	(50,988)	(33,972)

Loss before income taxes, redeemable noncontrolling interests and discontinued operations	(5,612)	(13,126)	(10,130)	(9,153)
Income tax provision	(135)	(128)	(405)	(261)
Redeemable noncontrolling interests share of loss (income)	87	307	114	(12)
Loss from continuing operations	(5,660)	(12,947)	(10,421)	(9,426)
Loss attributable to discontinued operations	-	(115)	-	(23)
Net loss	(5,660)	(13,062)	(10,421)	(9,449)
Income attributable to noncontrolling interests	(144)	(32)	(416)	(186)
Net loss attributable to American Campus Communities, Inc. and Subsidiaries	$(5,804)	$(13,094)	$(10,837)	$(9,635)
Net loss per share attributable to American Campus Communities, Inc. and Subsidiaries common stockholders:
Basic	$(0.11)	$(0.31)	$(0.24)	$(0.28)
Diluted	$(0.11)	$(0.31)	$(0.23)	$(0.27)
Weighted average common shares outstanding:
Basic	52,195,869	42,314,175	47,526,198	35,139,189
Diluted	53,516,117	43,577,493	48,804,267	36,549,728

Table 3
American Campus Communities Inc. and Subsidiaries
Calculation of FFO and FFOM
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net loss attributable to American Campus Communities, Inc. and Subsidiaries	$(5,804)	$(13,094)	$(10,837)	$(9,635)
Noncontrolling interests	57	(275)	302	198
Loss from unconsolidated joint ventures	907	926	1,944	1,181
FFO from unconsolidated joint ventures (1)	(308)	(216)	(155)	(355)
Real estate related depreciation and amortization	18,249	17,771	57,981	36,562
Funds from operations (“FFO”)	13,101	5,112	49,235	27,951

Elimination of operations of on-campus participating properties and unconsolidated joint venture:
Net loss from on-campus participating properties	995	1,780	586	1,454
Amortization of investment in on-campus participating properties	(1,087)	(1,087)	(3,269)	(3,230)
FFO from Hampton Roads unconsolidated joint venture (2)	(180)	(22)	-	187
	12,829	5,783	46,552	26,362
Modifications to reflect operational performance of on-campus participating properties:
Our share of net cash flow (3)	223	383	715	1,110
Management fees	210	206	709	696
Impact of on-campus participating properties	433	589	1,424	1,806

Elimination of our share of impairment charges recorded for unconsolidated joint ventures (4)	464	-	464	-
Funds from operations - modified (“FFOM”)	$13,726	$6,372	$48,440	$28,168
FFO per share – diluted	$0.24	$0.12	$1.00	$0.76
FFOM per share – diluted	$0.25	$0.15	$0.98	$0.76
Weighted average common shares outstanding – diluted	53,981,650	43,860,667	49,263,052	36,827,477

(1) Represents our share of the FFO from three joint ventures in which we are a minority partner. Includes the Hampton Roads Military Housing joint venture in which we have a minimal economic interest as well as our 10% minority interest in two joint ventures (the "Fidelity Joint Ventures") formed or assumed as part of the company's acquisition of GMH. For the three and nine months ended September 30, 2009, ACC's 10% share of the FFO of the Fidelity Joint Ventures was negative $0.5 million and negative $0.2 million, respectively. For the three and nine months ended September 30, 2009, ACC's 10% share of the net operating income of the Fidelity Joint Ventures was $0.5 million and $1.9 million, respectively.

(2) Our share of the FFO from the Hampton Roads Military Housing unconsolidated joint venture is excluded from the calculation of FFOM, as management believes this amount does not accurately reflect the company's participation in the economics of the transaction.

(3) 50% of the properties' net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents amounts accrued for the interim periods.

(4) Represents our share of impairment charges recorded for two properties owned through our unconsolidated Fidelity Joint Ventures.

CONTACT:
American Campus Communities Inc., Austin
Gina Cowart, 512-732-1000